EXHIBIT (l)(4)

Form of Restricted Share Purchase Agreement
This Restricted Share Purchase Agreement (the “Agreement”), dated as of the [ ]th day of May 2026 is between Saturna Capital Corporation (“Saturna”) and Amana Mutual Funds Trust (“Trust”) on behalf of its series, Amana Equity Income ETF, Amana Growth ETF, and Amana Developing World ETF (each a “Fund”).
Whereas, the Funds are created series of the Trust; and
Whereas, the shares of the Funds (“Shares”) are not yet being offered to the public, pending effectiveness of a registration statement with the U.S. Securities and Exchange Commission; and
Whereas, Saturna wishes to purchase and the Trust wishes to sell 10,000 Shares of each Fund to provide initial capital to the Funds, the parties agree as follows:
Simultaneously with the execution of this Agreement the Trust will issue and sell to Saturna 10,000 Shares of each Fund and Saturna will pay to the Trust $300,000 in return therefor.
Saturna acknowledges that the Shares are not being sold pursuant to an effective SEC registration statement and agrees that Saturna will not sell, transfer, or redeem the Shares prior to (i) the public offering of the Shares pursuant to an effective SEC registration statement; (ii) the withdrawal of a filed registration with respect to the Shares prior to its effectiveness; or (iii) the liquidation of a Fund.
In witness whereof, the Trust and Saturna have executed this Agreement as of the date first written above.

AMANA MUTUAL FUNDS TRUST		SATURNA CAPITAL CORPORATION

By:	_________________________	By:	_________________________
Name:	Jane K. Carten	Name:	Jane K. Carten
Title:	President	Title:	CEO and President